Exhibit 99.2

BLACKSTONE MORTGAGE TRUST ANNOUNCES

PUBLIC OFFERING OF CLASS A COMMON STOCK

New York, NY – April 13, 2015 – Blackstone Mortgage Trust, Inc. (NYSE: BXMT) (the “Company”) today announced it has commenced an underwritten public offering of 17,500,000 shares of its class A common stock. The underwriters will be granted a 30-day option by the Company to purchase up to an additional 2,625,000 shares.

The Company intends to use the net proceeds from the offering to pay for a portion of the purchase price for its proposed acquisition of a portfolio of commercial mortgage loans from GE Capital Real Estate, and for working capital and other general corporate purposes.

Certain affiliates of The Blackstone Group L.P. (“Blackstone”) have indicated an interest in purchasing $37.5 million of the Company’s class A common stock in the offering at the public offering price (which investment would be in addition to the more than 5% of its class A common stock currently held by affiliates of Blackstone). In addition, the Company has reserved up to an additional $20.0 million of its class A common stock for sale under a directed share program to employees of Blackstone and its affiliates. No underwriting discounts or commissions will be paid with respect to any such shares. Because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell fewer shares to Blackstone in the offering, and, as a result, Blackstone may ultimately acquire fewer shares than it desires in the offering.

Citigroup, BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities are acting as joint book-running managers for the offering.

The offering will be made pursuant to the Company’s currently effective shelf registration statement filed with the Securities and Exchange Commission.

The offering of these securities may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 800-831-9146; BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 1-866-803-9204; or Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust (NYSE: BXMT) is a real estate finance company that originates and acquires senior loans collateralized by properties in North America and Europe. The Company is externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone, and is a real estate investment trust traded on the NYSE under the symbol “BXMT.” Blackstone Mortgage Trust is headquartered in New York City.

About Blackstone

Blackstone (NYSE: BX) is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. Blackstone does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with almost $300 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Blackstone Mortgage Trust’s proposed loan portfolio acquisition and, current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Blackstone Mortgage Trust believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and under the section entitled “Risks Related to the Loan Portfolio Acquisition” in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2015, as such factors may be updated from time to time in its periodic filings with the SEC which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Blackstone Mortgage Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Investor and Media Relations Contact

Weston Tucker

Blackstone

+1 (888) 756-8443

tucker@blackstone.com